    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1998

                                                      REGISTRATION NO. 333-39033
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------



                               GLOBAL MARINE INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  1381                              95-1849298
     (State or other jurisdiction            (Primary Standard Industrial               (I.R.S. Employer
   of incorporation or organization)         Classification Code Number)              Identification No.)

                                                                          JAMES L. MCCULLOCH
                777 N. ELDRIDGE PARKWAY                           VICE PRESIDENT AND GENERAL COUNSEL
               HOUSTON, TEXAS 77079-4493                               777 N. ELDRIDGE PARKWAY
                     (281) 596-5100                                   HOUSTON, TEXAS 77079-4493
  (Address, including zip code, and telephone number,                       (281) 596-5100
     including area code, of registrant's principal       (Name, address, including zip code, and telephone number,
                   executive offices)                         including area code, of agent for service)

                                    Copy to:

                             J. DAVID KIRKLAND, JR.
                             BAKER & BOTTS, L.L.P.
                              3000 ONE SHELL PLAZA
                             HOUSTON, TEXAS  77002
                                 (713) 229-1234

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.     [ ]

    If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [ ]

    If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]




    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                 Subject to Completion, Dated February 3, 1998


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS



GLOBAL MARINE INC.

                               OFFER TO EXCHANGE
                             7 1/8% NOTES DUE 2007
                   FOR ALL OUTSTANDING 7 1/8% NOTES DUE 2007
                 ($300,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.

    NEW YORK CITY TIME, ON MARCH 11, 1998, UNLESS EXTENDED



Global Marine Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 7 1/8% Notes Due 2007 (the "Exchange Notes"), the issuance of which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus constitutes a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 7 1/8% Notes Due 2007 (the "Old Notes"), of which $300,000,000 principal amount is outstanding. The form and terms of the Exchange Notes will be the same as the form and terms of the Old Notes, except that (i) the Exchange Notes will be registered under the Securities Act, and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of an indenture, dated as of September 1, 1997 (the "Indenture"), governing the Old Notes and the Exchange Notes. The Indenture provides for the issuance of both the Exchange Notes and the Old Notes. The Exchange Notes and the Old Notes are sometimes referred to herein collectively as the "Notes."

The Exchange Notes will be senior securities of the Company, ranking pari passu with all other unsubordinated and unsecured indebtedness of the Company.

Interest on the Notes will be payable semiannually on March 1 and September 1 of each year, commencing March 1, 1998. The Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption, plus a Make-Whole Premium, if any, relating to the then prevailing Treasury Yield and the remaining life of the Notes. The Notes are not subject to any sinking fund. See "Description of Exchange Notes."

Prior to the Exchange Offer, there has been no public market for the Old Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value.

                         (cover continued on next page)


This Prospectus, together with the Letter of Transmittal, is first being sent on or about February 5, 1998 to all Holders of Old Notes known to the Company.

SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is February 4, 1998.

(Cover page continued)


Except as discussed below, the Exchange Notes will be available only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global notes representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. After the initial issuance of such global notes, Exchange Notes in certificated form will be issued in exchange for the global notes only in accordance with the terms and conditions set forth in the Indenture. See "Description of Exchange Notes--Book-Entry, Delivery and Form" and "Description of Exchange Notes--Certificated Securities."

The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on March 11, 1998 (unless extended) (such expiration date, as it may be extended, is referred to herein as the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000. The Company may terminate the Exchange Offer in certain circumstances described herein. See "The Exchange Offer." In the event the Company terminates the Exchange Offer and does not accept for exchange any of the Old Notes, the Company will promptly return all previously tendered Old Notes to the holders thereof.


Based on a previous interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 2, 1993) and similar no-action letters (the "No-Action Letters"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in such holder's ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Old Notes wishing to accept any or all of the Exchange Offer must represent to the Company that such conditions have been met.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The Company believes that none of the registered holders of the Old Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. The Company has not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in any or all of the Exchange Offer is acquiring the Exchange Notes in the ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be received in any or all of the Exchange Offer.

                         (Cover continued on next page)

(Cover page continued)

The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                           INCORPORATION BY REFERENCE


    The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-5471), are incorporated herein by reference and made a part of this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (c) the Company's Current Reports on Form 8-K filed March 11, 1997, July 7, 1997 and August 4, 1997.


    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed incorporated by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete and are qualified in all respects by reference to all of the provisions of such contract or other document.

    THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THE PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, GLOBAL MARINE INC., 777 N. ELDRIDGE PARKWAY, HOUSTON, TEXAS 77079-4493, TELEPHONE NUMBER (281) 596-5100.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and Room 1400, 75 Park Place, New York, New York 10007. Copies of such materials also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on the New York Stock Exchange, and such material also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, so long as any of the Old Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period that the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. Any such request and requests for the agreements summarized herein should be directed to the Corporate Secretary, at the address and telephone number listed above.

     This Prospectus constitutes a part of the Registration Statement on Form S-4, as amended, filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Notes. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this Prospectus. As used herein and unless the context requires otherwise, "Global Marine Inc." or the "Company" means Global Marine Inc. and its consolidated subsidiaries.

                                  THE COMPANY

    Global Marine Inc. is one of the largest offshore drilling contractors in the world, with a fleet of 31 mobile offshore drilling rigs worldwide, including two rigs undergoing conversion for deepwater drilling operations. In addition, the Company believes it is the industry's largest provider of offshore turnkey drilling services.


    The Company provides offshore drilling services on a day rate basis in the U.S. Gulf of Mexico and internationally. The Company's fleet consists of 23 cantilevered jackup rigs, four third-generation semisubmersible rigs, one moored drillship and one special-purpose mobile offshore rig designed for arctic operations. In addition, the Company has one fourth-generation semisubmersible and one dynamically-positioned drillship that are currently undergoing conversion to deepwater drilling operations. Each of the Company's rigs (other than the Glomar Beaufort Sea I) is equipped with a top drive, which increases drilling efficiency and safety while lowering costs. Of the Company's rigs, 11 currently operate in the U.S. Gulf of Mexico, 10 currently operate off the coast of West Africa, four currently operate in the North Sea, and one currently operates offshore in each of Trinidad, California and Argentina. In addition, the Glomar Beaufort Sea I concrete island drilling system completed drilling offshore Alaska under a 30-day contract in late 1997 and will be demobilized at the customer's expense in summer 1998.



    The Company conducts substantially all of its domestic offshore contract drilling operations through Global Marine Drilling Company ("GMDC"), a wholly owned subsidiary, and conducts substantially all of its international offshore contract drilling operations through Global Marine International Services Corporation ("GMISC"), a wholly owned subsidiary. The Company is headquartered in Houston, Texas, with other offices in Lafayette, Louisiana; Aberdeen, Scotland; Abidjan, Ivory Coast; Buenos Aires, Argentina; Cabinda, Angola; Douala, Cameroon; London, England; Luanda, Angola; New Orleans, Louisiana; Port Gentil, Gabon; Port Harcourt, Nigeria; Port Hueneme, California; Pointe Noire, Republic of Congo; and Trinidad, West Indies.



    The Company also provides drilling management services on a turnkey basis through its wholly owned subsidiaries, Applied Drilling Technology Inc.("ADTI") and Global Marine Integrated Services-International Inc. ("GMIS-I"), and through Global Marine Integrated Services-Europe ("GMIS-E"), a division of one of the Company's foreign subsidiaries. For a guaranteed price, the Company will assume responsibility for the design and execution of a specified offshore drilling program and the drilling of a loggable hole to an agreed depth. Compensation is determined on a well-by-well basis and is contingent upon satisfactory completion of the project. ADTI operates principally in the U.S. Gulf of Mexico, while GMIS-I and GMIS-E operate internationally.


INDUSTRY CONDITIONS


    The condition of the offshore contract drilling industry, and resulting offshore drilling rig utilization and day rates, have improved substantially since the beginning of 1995. From the mid-1980s through the early 1990s, demand for offshore drilling rigs was declining or flat, and the industry fleet of offshore drilling rigs was reduced, primarily by attrition. In recent years demand for offshore rigs has improved, but the industry has not increased the supply of rigs. The industry has emphasized the upgrading and refurbishment of existing rigs rather than the construction of new rigs, due to the high capital costs and long lead times associated with new construction. Recently, several competitors have announced new-build deepwater drillships and semisubmersibles in response to increased demand for rigs with deepwater capabilities.

    Several trends have increased the demand for offshore drilling rigs. Rising worldwide energy demand has helped improve fundamentals in the oil and natural gas markets. In addition, technological advancements, oil company downsizing, establishment of government-sponsored exploration, development and production sharing programs, and growing deepwater exploration have increased drilling activity and the demand for rigs. Consequently, oil companies have increased their capital expenditures to find and develop new oil and gas reserves.

    Technological advances such as extended reach drilling, multilateral drilling techniques and new offshore development and production applications have reduced the costs of developing oil and gas fields. As a result, previously uneconomic discoveries have become viable, and the industry has placed increasing emphasis on exploiting existing resources using new applications. The development of three-dimensional seismic surveys has reduced exploration risks, thus placing increased emphasis on selective exploratory drilling. Government-sponsored exploration, development and production sharing programs are growing in number, and many of those programs require oil companies to commence drilling within specified time periods. All of these trends have increased the demand for high quality offshore rigs, and the Company believes the increased demand will be sustained over the next several years.

BUSINESS STRATEGY

    The Company's strategy is to maximize its operating cash flow and increase return on capital employed through the following strategic elements:


    Deepwater Rigs, Premium Jackup Fleet Focus. The Company seeks to improve and expand its high quality fleet by upgrading its currently owned rigs and by acquiring additional rigs, which may be upgraded before being placed in service. Over the past several years, the Company has focused on increasing its exposure to the deepwater market by expanding its deepwater fleet. In July 1997, the Company acquired two deepwater third-generation semisubmersible rigs, the Maersk Vinlander and the Maersk Jutlander, each of which is capable of being upgraded for operation in more than 3,000 feet of water, for an aggregate purchase price of $250 million. The Maersk Vinlander and Maersk Jutlander are both currently operating under pre-existing bareboat charters to third parties running through April 1998 and December 2000, respectively. The Maersk Vinlander is then scheduled to begin work for another customer in the third quarter of 1998 under a one-year contract with options for an additional four years. In 1996, the Company purchased the Glomar Celtic Sea, a dynamically-positioned semisubmersible, which, following upgrade, will be a fourth-generation semisubmersible capable of drilling in 5,000 feet of water. Also in 1996, the Company entered into a 30-year lease with the U.S. Government for the use of the Glomar Explorer, which, following conversion, will be capable of drilling in 7,500 feet of water. The Glomar Celtic Sea and Glomar Explorer are expected to commence operations in the first quarter of 1998. The Company has also focused on expanding its premium jackup fleet by acquiring additional Marathon LeTourneau 116-C class jackup drilling rigs. The Company believes that this class of rig is the preferred type of equipment for a substantial portion of wells drilled by jackup rigs worldwide. Since 1993, the Company has acquired six of these rigs at a total cost of approximately $175 million, making the Company's current fleet of 11 such rigs the largest in the industry.

    In January 1998, the Company entered into an agreement to purchase a deepwater, third-generation semisubmersible, the Stena Forth, for a purchase price of $150 million. The Stena Forth is currently operating in the North Sea's United Kingdom sector under a drilling contract running through November 1999. The Company will assume operation of the rig at closing, which is expected to occur in February 1998. The Company will finance the purchase through cash on hand and borrowings under its Bank Credit Facility (as defined herein).

    Diverse Rig Fleet Operations. The diversity of the Company's fleet, ranging from its smallest jackups with a maximum water depth capability of 250 feet of water to a drillship that will have a maximum water depth capability of 7,500 feet of water, allows the Company to meet the needs of many operators in a variety of environments worldwide. At December 31, 1997, the Company had 11 rigs in the Gulf of Mexico, 10 rigs in West Africa, four rigs in the North Sea, one offshore Trinidad, one offshore California and one offshore Argentina. All of the Company's rigs have experienced significant day rate increases in the last two years. The Company believes that its presence in several major drilling markets affords it exposure to improving market conditions worldwide, while reducing the potential impact upon revenues of a major downturn in any single geographic market.

    Balanced Long-Term and Short-Term Contract Portfolio. The Company seeks to maintain a mix of long-term and short-term contracts in an effort to provide for a certain amount of longer-term, more predictable cash flow, while maintaining exposure to increasing day rates worldwide. Over the past several months, the terms of deepwater drilling contracts for semisubmersibles and drillships have lengthened as operators have attempted to lock in the availability of rigs to carry out deepwater projects. The drilling market for jackup rigs in shallow waters, however, particularly in the U.S. Gulf of Mexico, continues to be characterized by short-term, well-to-well contracts. The Company's strategy has been to employ its rigs on short-term contracts in periods of rising day rates, enabling the Company to contract at higher day rates as existing contracts expire. The Company anticipates that contracts on 11 of the Company's 29 active rigs under contract as of January 31, 1998 will expire at varying times on or prior to June 30, 1998. The Company considers its upcoming contract expirations typical of prevailing market conditions and consistent with both the normal course of business and the Company's strategy. The Company has a three-year commitment on the Glomar Celtic Sea and a five-year commitment on the Glomar Explorer, which, as discussed above, are currently undergoing conversion to deepwater drilling capabilities and are scheduled to begin drilling under these commitments in the first quarter of 1998. These longer-term contracts are typical in deepwater or international markets, offer higher day rates, and provide a hedge against market downturns.

    Dominant Position in Turnkey Drilling Market. The Company believes it has a dominant position in turnkey operations worldwide and is the leading turnkey operator in the Gulf of Mexico. The Company believes turnkey operations can be quite attractive, as the capital investment required is minimal, although operating earnings as a percentage of revenues generated by the Company's turnkey operations are substantially lower than those of its contract drilling operations. In drilling a well under a turnkey contract, the Company typically plans the well and supervises the drilling, purchasing all equipment and services from third parties. Through December 31, 1997, the Company has drilled a total of 434 turnkey wells since entering the turnkey business in 1979. The Company drilled 107 turnkey wells during 1997, as compared with 82 in 1996. The Company believes that the market for turnkey operations will continue to improve as exploration and production companies continue to outsource drilling services and that it is strategically positioned to remain a dominant player in this market.

                                  THE EXCHANGE

 THE EXCHANGE OFFER  . . . . . . . . . .    The Company is offering to exchange
                                            $1,000 principal amount of Exchange
                                            Notes for each $1,000 principal
                                            amount of Old Notes that are
                                            properly tendered and accepted.
                                            The Company will issue the Exchange
                                            Notes on or promptly after the
                                            Expiration Date.  As of the date
                                            hereof, $300,000,000 aggregate
                                            principal amount of the Old Notes
                                            is outstanding.  See "The Exchange
                                            Offer."

                                            Based on an interpretation of the
                                            staff of the Commission set forth
                                            in the No-Action Letters, the
                                            Company believes that Exchange
                                            Notes issued pursuant to the
                                            Exchange Offer in exchange for Old
                                            Notes may be offered for resale,
                                            resold and otherwise transferred by
                                            any holder thereof (other than (i)
                                            a broker-dealer who purchases such
                                            Exchange Notes directly from the
                                            Company to resell pursuant to Rule
                                            144A or any other available
                                            exemption under the Securities Act
                                            or (ii) any such holder which is an
                                            "affiliate" of the Company within
                                            the meaning of Rule 405 under the
                                            Securities Act) without compliance
                                            with the registration and
                                            prospectus delivery provisions of
                                            the Securities Act, provided that
                                            such Exchange Notes are acquired in
                                            the ordinary course of such
                                            holder's business and that such
                                            holder has no arrangement or
                                            understanding with any person to
                                            participate in the distribution of
                                            such Exchange Notes.  In the event
                                            that the Company's belief is
                                            inaccurate, holders of Exchange
                                            Notes who transfer Exchange Notes
                                            in violation of the prospectus
                                            delivery provisions of the
                                            Securities Act and without an
                                            exemption from registration
                                            thereunder may incur liability
                                            thereunder.  The Company does not
                                            assume, or indemnify holders
                                            against, such liability.  The
                                            Exchange Offer is not being made
                                            to, nor will the Company accept
                                            surrenders for exchange from,
                                            holders of Old Notes (i) in any
                                            jurisdiction in which the Exchange
                                            Offer or the acceptance thereof
                                            would not be in compliance with the
                                            securities or blue sky laws of such
                                            jurisdiction or (ii) if any holder
                                            is engaged or intends to engage in
                                            a distribution of Exchange Notes.
                                            Each broker-dealer that receives
                                            Exchange Notes for its own account
                                            in exchange for Old Notes, where
                                            such Old Notes were acquired by
                                            such broker-dealer as a result of
                                            market-making activities or other
                                            trading activities, must
                                            acknowledge that it will deliver a
                                            prospectus in connection with any
                                            resale of such Exchange Notes.  See
                                            "Plan of Distribution."


 EXPIRATION DATE . . . . . . . . . . . .    The Exchange Offer will expire at
                                            5:00 p.m., New York City time, on
                                            March 11, 1998, unless the Exchange
                                            Offer is extended, in which case the
                                            term "Expiration Date" shall mean,
                                            with respect to the Exchange Offer,
                                            the latest date and time to which
                                            the Exchange Offer is extended.  The
                                            Company will accept for exchange any
                                            and all Old Notes which are properly
                                            tendered in the Exchange Offer prior
                                            to 5:00 p.m., New York City time, on
                                            the Expiration Date. The Exchange
                                            Notes issued pursuant to the
                                            Exchange Offer will be delivered on
                                            or promptly after the Expiration
                                            Date. See "The Exchange
                                            Offer--General."

 CONDITIONS TO THE
 EXCHANGE OFFER  . . . . . . . . . . . .    The Exchange Offer is not
                                            conditioned on any minimum
                                            principal amount of Old Notes being
                                            tendered for exchange.  The Company
                                            may terminate the Exchange Offer if
                                            it determines that its ability to
                                            proceed with the Exchange Offer
                                            could be materially impaired due to
                                            any legal or governmental action,
                                            any new law, statute, rule or
                                            regulation, any interpretation by
                                            the staff of the Commission of any
                                            existing law, statute, rule or
                                            regulation or the failure to obtain
                                            any necessary approvals of
                                            governmental agencies or holders of
                                            the Old Notes.  The Company does
                                            not expect any of the foregoing
                                            conditions to occur, although there
                                            can be no assurances any such
                                            conditions will not occur.  The
                                            Exchange Offer is subject to
                                            certain other customary conditions,
                                            each of which may be waived by the
                                            Company.  See "The Exchange
                                            Offer--Certain Conditions to the
                                            Exchange Offer."



 PROCEDURES FOR TENDERING
 OLD NOTES   . . . . . . . . . . . . . .    Each holder of Old Notes wishing to
                                            accept the Exchange Offer must
                                            complete, sign and date the Letter
                                            of Transmittal, or a facsimile
                                            thereof, in accordance with the
                                            instructions contained herein and
                                            therein, and mail or otherwise
                                            deliver such Letter of Transmittal,
                                            or such facsimile, together with
                                            such Old Notes and any other
                                            required documentation to
                                            Wilmington Trust Company, as
                                            Exchange Agent, at the address set
                                            forth herein, or (in the case of a
                                            book-entry transfer) an Agent's
                                            Message (as defined herein) in lieu
                                            of Letter of Transmittal. In lieu
                                            of physical delivery of the Old
                                            Notes, tendering holders may
                                            transfer notes pursuant to the
                                            procedure for book-entry transfer
                                            as set forth under "The Exchange
                                            Offer--Book-Entry Transfer." By
                                            executing the Letter of Transmittal
                                            or by transmitting an Agent's
                                            Message in lieu thereof, each
                                            holder will represent to the
                                            Company that, among other things,
                                            the holder is not an "affiliate" of
                                            the Company (within the meaning of
                                            Rule 405 under the Securities Act),
                                            the Exchange Notes received
                                            pursuant to the Exchange Offer are
                                            being acquired in the ordinary
                                            course of business of the holder,
                                            and that at the time of the
                                            commencement of the Exchange Offer
                                            the holder had no arrangement
                                            with any other person to
                                            participate in a distribution of
                                            the Exchange Notes. Certain brokers,
                                            dealers, commercial banks, trust
                                            companies and other nominees may
                                            also effect tenders by book-entry
                                            transfer, including an Agent's
                                            Message in lieu of a Letter of
                                            Transmittal.

 BENEFICIAL OWNERS . . . . . . . . . . .    Any beneficial owner whose Old
                                            Notes are registered in the name of
                                            a broker, dealer, commercial bank,
                                            trust company or other nominee and
                                            who wishes to tender such Old Notes
                                            in the Exchange Offer should
                                            contact such registered holder
                                            promptly and instruct such
                                            registered holder to tender on such
                                            beneficial owner's behalf.  If such
                                            beneficial owner wishes to tender
                                            on such owner's own behalf, such
                                            owner must, prior to completing and
                                            executing the Letter of Transmittal
                                            and delivering such owner's Old
                                            Notes, either make appropriate
                                            arrangements to register ownership
                                            of the Old Notes in such owner's
                                            name or obtain a properly completed
                                            bond power from the registered
                                            holder.  The transfer of registered
                                            ownership may take considerable
                                            time and may not be able to be
                                            completed prior to the Expiration
                                            Date.


 GUARANTEED DELIVERY
 PROCEDURES  . . . . . . . . . . . . . .    Holders of Old Notes who wish to
                                            tender their Old Notes and who
                                            cannot deliver their Old Notes or
                                            the Letter of Transmittal to
                                            Wilmington Trust Company, as
                                            Exchange Agent, prior to the
                                            Expiration Date, or for which the
                                            procedures for book-entry transfer
                                            cannot be completed on a timely
                                            basis, must tender their Old Notes
                                            according to the guaranteed
                                            delivery procedures set forth in
                                            "The Exchange Offer--Guaranteed
                                            Delivery Procedures."

 WITHDRAWAL RIGHTS . . . . . . . . . . .    Tenders of Old Notes may be
                                            withdrawn at any time prior to 5:00
                                            p.m., New York City time, on the
                                            Expiration Date. See "The Exchange
                                            Offer--Withdrawal Rights."


 CERTAIN FEDERAL INCOME
 TAX CONSEQUENCES  . . . . . . . . . . .    For a discussion of certain federal
                                            income tax consequences relating to
                                            the exchange of Exchange Notes for
                                            Old Notes, see "Certain Federal
                                            Income Tax Consequences."

 EXCHANGE AGENT  . . . . . . . . . . . .    Wilmington Trust Company is the
                                            Exchange Agent.  Its telephone
                                            number is (302) 651-8869.  The
                                            address of the Exchange Agent is
                                            set forth in "The Exchange
                                            Offer--Exchange Agent."  Wilmington
                                            Trust Company also serves as
                                            trustee (the "Trustee") under the
                                            Indenture.

 SHELF REGISTRATION
 STATEMENT . . . . . . . . . . . . . . .    Under certain circumstances
                                            described in the registration
                                            rights agreement entered into
                                            between the Company and the Initial
                                            Purchasers in connection with the
                                            offering of the Old Notes (the
                                            "Registration Agreement"), certain
                                            holders of Notes (including holders
                                            who are not permitted to
                                            participate in the Exchange Offer
                                            or who may not freely resell
                                            Exchange Notes received in the
                                            Exchange Offer) may require the
                                            Company to file, and use its best
                                            efforts to cause to become
                                            effective, a shelf registration
                                            statement (the "Shelf Registration
                                            Statement") under the Securities
                                            Act, which would cover resales of
                                            Notes by such holders.  See
                                            "Registration Rights."

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

         The terms of the Exchange Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes. Whenever defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. In the event that (i) by March 14, 1998, neither the Registration Statement of which this Prospectus is a part (sometimes referred to herein as the "Exchange Offer Registration Statement") is declared effective nor (if a Shelf Registration Statement is required as described above) the Shelf Registration Statement is filed with the Commission, or (ii) by April 13, 1998, the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective with respect thereto (each such event referred to in clauses (i) or (ii), a "Registration Default"), interest will accrue on the applicable Old Notes (in addition to stated interest on such Old Notes) from and including the next day following each such Registration Default. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each March 1 and September 1, at a rate per annum equal to 0.25% of the principal amount of such Old Notes for each such Registration Default. The aggregate amount of Special Interest payable pursuant to the above provisions will in no event exceed 0.25% per annum of the principal amount of such Old Notes. Upon (a) the Exchange Offer Registration Statement being declared effective or the filing of the Shelf Registration Statement after the date set forth in clause (i) above or (b) the consummation of the Exchange Offer for such Old Notes or a Shelf Registration Statement being declared effective, as the case may be, after the date set forth in clause (ii) above, the Special Interest payable on such Old Notes as a result of the applicable Registration Default will cease to accrue.

         The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from September 15, 1997. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from September 15, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the Exchange Offer.


                               THE EXCHANGE NOTES

 EXCHANGE NOTES OFFERED  . . . . . . . . . .      $300,000,000 aggregate
                                                  principal amount of 7 1/8%
                                                  Notes Due 2007.

 MATURITY  . . . . . . . . . . . . . . . . .      September 1, 2007.


 INTEREST PAYMENT DATES  . . . . . . . . . .      March 1 and September 1 of
                                                  each year.


 REDEMPTION  . . . . . . . . . . . . . . . .      The Exchange Notes may be
                                                  redeemed at any time at the
                                                  option of the Company, in
                                                  whole or from time to time in
                                                  part, at a price equal to
                                                  100% of the principal amount
                                                  thereof plus accrued and
                                                  unpaid interest, if any, to
                                                  the date of redemption, plus
                                                  a Make-Whole Premium, if
                                                  any, relating to the then
                                                  prevailing Treasury Yield and
                                                  the remaining life of the
                                                  Exchange Notes.

 CERTAIN COVENANTS . . . . . . . . . . . . .      The Indenture relating to the
                                                  Exchange Notes will contain
                                                  limitations on the Company's
                                                  ability to (1) incur
                                                  indebtedness for borrowed
                                                  money secured by certain
                                                  liens and (2) engage in
                                                  certain sale/leaseback
                                                  transactions.  See
                                                  "Description of Exchange
                                                  Notes."

     RANKING . . . . . . . . . . . . . . . . . .  The Exchange Notes will be senior securities of the
                                                  Company, ranking pari passu
                                                  with all other unsubordinated
                                                  and unsecured indebtedness of
                                                  the Company and senior in
                                                  right of payment to any
                                                  future subordinated
                                                  indebtedness of the Company.
                                                  The Company has a $240
                                                  million unsecured revolving
                                                  bank credit facility (the
                                                  "Bank Credit Facility") that
                                                  ranks pari passu with the
                                                  Notes. In January, 1998, the
                                                  Company entered into a 364-day
                                                  $150 million credit facility
                                                  (the "Short-term Facility").
                                                  The Company recently redeemed
                                                  $223.9 million principal
                                                  amount of 12 3/4% Senior
                                                  Secured Notes Due 1999 (the
                                                  "Senior Secured Notes"). See
                                                  "Private Placement" and
                                                  "Capitalization."


     USE OF PROCEEDS . . . . . . . . . . . . . .  The Company used approximately
                                                  $200 million of the aggregate
                                                  net proceeds from the
                                                  offering of the Old Notes to
                                                  repay all existing
                                                  indebtedness under its
                                                  then-existing bank credit
                                                  facility and invested the
                                                  balance of the proceeds in
                                                  short-term investments pending
                                                  its use for general corporate
                                                  purposes.  On December 15,
                                                  1997, the Company borrowed
                                                  $100 million under the Bank
                                                  Credit Facility and used the
                                                  proceeds of such borrowing,
                                                  together with available
                                                  funds, to retire all of the
                                                  outstanding $223.9 million
                                                  principal amount of the
                                                  Senior Secured Notes, which
                                                  became redeemable at the
                                                  option of the Company at such
                                                  time at 102% of the principal
                                                  amount thereof. See "Private
                                                  Placement."


     EXCHANGE OFFER; REGISTRATION
     RIGHTS  . . . . . . . . . . . . . . . . . .  Pursuant to the Registration
                                                  Agreement relating to the Old
                                                  Notes, the Company agreed to
                                                  use its best efforts to (1)
                                                  cause the Exchange Offer
                                                  Registration Statement to
                                                  become effective not later
                                                  than March 14, 1998. In
                                                  certain circumstances, the
                                                  Company will file a Shelf
                                                  Registration Statement with
                                                  respect to the Old Notes in
                                                  lieu of effecting the
                                                  Exchange Offer.  See
                                                  "Registration Rights."


     ABSENCE OF A PUBLIC MARKET
     FOR THE EXCHANGE NOTES  . . . . . . . . . .  The Exchange Notes will be a new issue of securities for
                                                  which there is currently no
                                                  market.  Although the Initial
                                                  Purchasers have informed the
                                                  Company that they each
                                                  currently intend to make a
                                                  market in the Exchange Notes,
                                                  they are not obligated to do
                                                  so, and any such market
                                                  making may be discontinued at
                                                  any time without notice.
                                                  Accordingly, there can be no
                                                  assurance as to the
                                                  development or liquidity of
                                                  any market for the Exchange
                                                  Notes.


                                  RISK FACTORS


         See "Risk Factors" beginning on page 16 for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the Exchange Notes.

                      SUMMARY FINANCIAL AND OPERATING DATA

         The following table sets forth certain summary financial and operating data relating to the Company which has been derived from and should be read in conjunction with the Company's consolidated financial statements and the notes thereto included in the Company's 1996 Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and other information and data included herein or incorporated by reference herein. See "Incorporation by Reference."



                                                 NINE MONTHS
                                                   ENDED
                                                 SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                               -------------------   -------------------------------------------------
                                                 1997       1996      1996       1995       1994      1993      1992
                                               --------   --------   -------   --------   --------   -------   -------
                                                             (DOLLARS IN MILLIONS, EXCEPT OPERATIONAL DATA)
FINANCIAL PERFORMANCE
Revenues:
  Contract drilling . . . . . . . . . . . .    $  405.1   $  262.4   $ 362.5    $ 248.9    $ 211.4   $ 200.3   $ 214.1
  Drilling management services  . . . . . .       337.0      187.3     305.3      209.3      137.8      57.1      26.9
  Oil and gas . . . . . . . . . . . . . . .         5.7       11.1      12.9        9.8        9.8      11.6      19.3
                                               --------   --------   -------    -------    -------   -------   -------
        Total revenues  . . . . . . . . . .    $  747.8   $  460.8   $ 680.7    $ 468.0    $ 359.0   $ 269.0   $ 260.3
                                               ========   ========   =======    =======    =======   =======   =======
Operating income:
  Contract drilling . . . . . . . . . . . .    $  187.3   $   86.1   $ 125.4    $  54.6    $  25.6      $4.5     $17.3
  Drilling management services(1) . . . . .        39.5       14.2      27.9       17.3       10.8       7.6      (2.2)
  Oil and gas . . . . . . . . . . . . . . .         1.8        5.9       6.8        3.4        3.7       5.3       3.2
  Corporate expenses  . . . . . . . . . . .       (16.6)     (13.9)    (19.3)     (15.0)     (14.0)    (14.2)    (13.5)
                                               --------   --------   -------    -------    -------   -------   -------
    Total operating income  . . . . . . . .       212.0       92.3     140.8       60.3       26.1       3.2       4.8
Total other income (expense)  . . . . . . .        (8.1)     (17.0)    (21.1)      (5.2)     (20.7)    (29.4)     25.8
                                               --------   --------   -------    -------    -------   -------   -------
      Income (loss) before income taxes . .       203.9       75.3     119.7       55.1        5.4     (26.2)     30.6
Current tax provision . . . . . . . . . . .        17.6        5.4       9.6        3.2        0.6       0.3       3.1
Deferred tax benefit  . . . . . . . . . . .       (70.0)       --      (70.0)        --         --        --        --
                                               --------   --------   -------    -------    -------   -------   -------
  Income (loss) before extraordinary item
    and cumulative effect of accounting
    changes . . . . . . . . . . . . . . . .       256.3       69.9     180.1       51.9        4.8     (26.5)     27.5
  Extraordinary gain on extinguishment
    of debt . . . . . . . . . . . . . . . .          --         --        --         --         --        --      28.3
  Cumulative effect of accounting
    changes, net  . . . . . . . . . . . . .          --         --        --         --       (3.5)       --       1.4
                                               --------   --------   -------    -------    -------   -------   -------
        Net income (loss) . . . . . . . . .    $  256.3   $   69.9   $ 180.1    $  51.9    $   1.3   $ (26.5)  $  57.2
                                               ========   ========   =======    =======    =======   =======   =======
Capital expenditures  . . . . . . . . . . .    $  467.5   $   36.9   $ 118.3    $  73.5    $  75.9   $  40.6   $  20.9
Depreciation and amortization . . . . . . .    $   37.6   $   30.8   $  40.9    $  31.0    $  37.4   $  35.9   $  47.1
EBITDA(2) . . . . . . . . . . . . . . . . .    $  249.6   $  123.1   $ 181.7    $  91.3    $  63.5   $  39.1   $  51.9
Ratio of EBITDA to interest expense . . . .        9.24       5.35      5.88       3.02       2.10      1.22      1.19
Ratio of earnings to fixed charges(3) . . .        7.76       4.11      4.63       2.56       1.05      0.23      1.67

FINANCIAL POSITION (END OF PERIOD)
Working capital . . . . . . . . . . . . . .    $  219.2   $  183.9   $ 158.9    $ 116.2    $  93.4   $ 107.2   $  30.7
Net properties  . . . . . . . . . . . . . .    $  905.9   $  406.7   $ 477.4    $ 386.6    $ 353.4   $ 314.6   $ 318.0
Total assets  . . . . . . . . . . . . . . .    $1,429.2   $  697.1   $ 807.8    $ 563.0    $ 512.4   $ 492.9   $ 479.9
Long-term debt, including capital lease
  obligation  . . . . . . . . . . . . . . .    $  541.0   $  225.0   $ 241.8    $ 225.0    $ 225.0   $ 225.0   $ 249.0
Shareholders' equity  . . . . . . . . . . .    $  728.2   $  345.9   $ 459.1    $ 269.0    $ 212.3   $ 205.4   $ 154.5

OPERATIONAL DATA
Average rig utilization(4)(5) . . . . . . .          99%        98%       98%        99%        94%       91%       81%
Fleet average day rate(6) . . . . . . . . .    $ 53,400   $ 36,400   $38,000    $28,700    $25,600   $25,600   $27,600

Number of active rigs (end of period)(7)  .          29         26        26         26         24        24        23
Turnkey wells completed . . . . . . . . . .          79         57        82         67         52        18        10
Number of employees (end of period) . . . .       2,300      2,100     2,100      2,100      1,700     1,500     1,500

----------
(1) Excludes the aggregate net profit earned on turnkey wells drilled on oil and gas properties in which the Company has working interests.
(2) EBITDA (earnings before interest, gain on sale, other income, taxes, depreciation and amortization) is presented here to provide additional information about the Company's operations. EBITDA is not a generally accepted accounting principle ("GAAP") financial indicator and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow from operations.
(3) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes and cumulative effect of accounting changes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor).
(4) The average rig utilization rate for a period is equal to the ratio of days in the period during which the rigs were under contract to the total days in the period during which the rigs were available to work.
(5) Excludes the Glomar Beaufort Sea I concrete island drilling system, a special-purpose mobile offshore rig designed for arctic operations, and rigs undergoing conversion.
(6) Contract drilling revenues less non-rig related revenues divided by the aggregate contract days, adjusted to exclude days under contract at zero day rate.
(7) Excludes rigs during the period in which they were inactive, utilized as accommodation units or undergoing conversion.

                 SUMMARY QUARTERLY FINANCIAL AND OPERATING DATA

         The following table sets forth certain unaudited summary quarterly financial and operating data relating to the Company which has been derived from and should be read in conjunction with the Company's consolidated financial statements and notes thereto and other information and data included herein or incorporated by reference herein. See "Incorporation by Reference."


                                                                                          Quarter Ended
                                          -------------------------------------------------------------------------------
                                          September 30,  June 30,    March 31,     December 31,  September 30,  June 30,
                                             1997          1997         1997           1996           1996         1996
                                           --------      --------      -------        -------        -------      -------
                                                                         (Dollars in millions, except operational data)
FINANCIAL PERFORMANCE
Revenues:
  Contract drilling . . . . . . . .        $  167.3       $ 129.1      $ 108.7        $ 100.1        $  98.2      $  85.7
  Drilling management services. . .           135.4         102.6         99.0          118.0           75.8         69.3
  Oil and gas . . . . . . . . . . .             1.7           1.4          2.6            1.8            3.9          4.9
                                           --------      --------      -------        -------        -------      -------
        Total revenues  . . . . . .        $  304.4      $  233.1      $ 210.3        $ 219.9        $ 177.9      $ 159.9
                                           ========      ========      =======        =======        =======      =======
Operating income:
  Contract drilling . . . . . . . .        $   79.1      $   61.0      $  47.2        $  39.3        $  36.1      $  26.7
  Drilling management services(1) .            14.6          11.0         13.9           13.7            5.3          8.1
  Oil and gas . . . . . . . . . . .             0.2           0.3          1.3            0.9            2.1          3.0
  Corporate expenses  . . . . . . .            (6.2)         (5.4)        (5.0)          (5.4)          (4.6)        (5.4)
                                           --------      --------      -------        -------        -------      -------
        Total operating income  . .            87.7          66.9         57.4           48.5           38.9         32.4
Total other income (expense)  . . .            (3.6)         (1.3)        (3.2)          (4.1)          (5.4)        (6.2)
                                           --------      --------      -------        -------        -------      -------
Income before income taxes  . . . .        $   84.1      $   65.6      $  54.2        $  44.4        $  33.5      $  26.2
                                           ========      ========      =======        =======        =======      =======
Net income  . . . . . . . . . . . .        $   93.4      $   84.1      $  78.8        $ 110.2        $  30.9      $  24.1
                                           ========      ========      =======        =======        =======      =======
Capital expenditures  . . . . . . .        $  333.3      $   78.7      $  55.5        $  81.4        $   9.2      $  18.5
Depreciation and amortization . . .        $   16.2      $   10.8      $  10.6        $  10.1        $  10.6      $  10.5
EBITDA(2) . . . . . . . . . . . . .        $  103.9      $   77.7      $  68.0        $  58.6        $  49.5      $  42.9

OPERATIONAL DATA
Average rig utilization(3)(4) . . .              99%          99%           98%            99%            98%          96%
Fleet average day rate(5) . . . . .        $ 59,300      $53,100       $47,400        $42,600        $40,400      $36,400
Number of active rigs
  (end of quarter)(6) . . . . . . .              29           27            26             26             26           26
Turnkey wells completed . . . . . .              26           26            27             25             22           22


----------
(1) Excludes the aggregate net profit earned on turnkey wells drilled on oil and gas properties in which the Company has working interests.
(2) EBITDA (earnings before interest, gain on sale, other income, taxes, depreciation and amortization) is presented here to provide additional information about the Company's operations. EBITDA is not a GAAP financial indicator and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow from operations.
(3) The average rig utilization rate for a period is equal to the ratio of days in the period during which the rigs were under contract to the total days in the period during which the rigs were available to work.
(4) Excludes the Glomar Beaufort Sea I concrete island drilling system, a special-purpose mobile offshore rig designed for arctic operations, and rigs undergoing conversion.
(5) Contract drilling revenues less non-rig related revenues divided by the aggregate contract days, adjusted to exclude days under contract at zero day rate.
(6) Excludes rigs during the period in which they were inactive, utilized as accommodation units or undergoing conversion.

                                  RISK FACTORS

         Holders of Old Notes should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

         The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Agreement (subject to certain limited exceptions as described herein). See "Registration Rights." The Company does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange Old Notes."

ABSENCE OF PUBLIC MARKET

         The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the Exchange Notes. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. Any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or the Old Notes or as to the liquidity of or the trading market for the Exchange Notes or the Old Notes. If an active public market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected.

         If a public trading market for the Exchange Notes develops, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount.




         Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

                               PRIVATE PLACEMENT

         The initial placement of the Old Notes on September 10, 1997 was consummated on September 15, 1997, by the issuance and sale to the Initial Purchasers of $300,000,000 principal amount of the Old Notes at a price of 99.199% of the principal amount thereof in a private transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Initial Purchasers thereupon offered and resold the Old Notes only to qualified institutional buyers at an initial price to such purchasers of 99.849% of the principal amount thereof.

         The net proceeds of the offering of the Old Notes were approximately $297.3 million (after deduction of the discount and other expenses). The Company used approximately $200 million of such aggregate net proceeds to repay all existing indebtedness under its then-existing bank credit facility and, on December 15, 1997, used the balance of the proceeds, together with $100 million borrowed under the Bank Credit Facility (which had an interest rate of 6.325% at December 31, 1997) and other available funds, to retire all of the outstanding $223.9 million principal amount of the Senior Secured Notes. The Senior Secured Notes became redeemable at the option of the Company at such time at 102% of the principal amount thereof.


                                USE OF PROCEEDS

         The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                                 CAPITALIZATION


         The following table sets forth the cash and cash equivalents, short-term borrowings and capitalization of the Company at December 31, 1997, which includes the Old Notes issued on September 15, 1997.



                                                               December 31,
                                                                    1997
                                                               -------------
                                                               (in millions)
                                                                (unaudited)
Cash and cash equivalents . . . . . . . . . . . . . . . . .     $     78.9
                                                                ==========
Short-term borrowings . . . . . . . . . . . . . . . . . . .     $      --
                                                                ==========
Long-term debt:
  Bank Credit Facility(1) . . . . . . . . . . . . . . . . .          100.0
  7 1/8% Notes Due 2007 . . . . . . . . . . . . . . . . . .          299.4
  Capital lease obligation  . . . . . . . . . . . . . . . .           18.1
                                                                ----------
          Total long-term debt, including current
            maturities  . . . . . . . . . . . . . . . . . .          417.5
Shareholders' equity:
  Preferred stock, $0.01 par value; 10 million shares
     authorized, no shares issued or outstanding  . . . . .             --
  Common stock, $0.10 par value; 300 million shares
     authorized, 172,202,785 shares issued and
     outstanding  . . . . . . . . . . . . . . . . . . . . .           17.2
  Additional paid-in capital  . . . . . . . . . . . . . . .          310.1
  Retained earnings . . . . . . . . . . . . . . . . . . . .          478.3
                                                                ----------
          Total shareholders' equity  . . . . . . . . . . .          805.6
                                                                ----------
          Total capitalization  . . . . . . . . . . . . . .     $  1,223.1
                                                                ==========



(1) The Company's $240 million revolving Bank Credit Facility has a maturity date of December 9, 2002. At January 31, 1998, $50 million was outstanding under the Bank Credit Facility and no amount was outstanding under the Short-term Facility.

                                  THE COMPANY

         Global Marine Inc. is one of the largest offshore drilling contractors in the world, with a fleet of 31 mobile offshore drilling rigs worldwide, including two rigs undergoing conversion for deepwater drilling operations. In addition, the Company believes it is the industry's largest provider of offshore turnkey drilling services.


         The Company provides offshore drilling services on a day rate basis in the U.S. Gulf of Mexico and internationally. The Company's fleet consists of 23 cantilevered jackup rigs, four third-generation semisubmersible rigs, one moored drillship and one special-purpose mobile offshore rig designed for arctic operations. In addition, the Company has one fourth-generation semisubmersible and one dynamically-positioned drillship that are currently undergoing conversion to deepwater drilling operations. Each of the Company's rigs (other than the Glomar Beaufort Sea I) is equipped with a top drive, which increases drilling efficiency and safety while lowering costs. Of the Company's rigs, 11 currently operate in the U.S. Gulf of Mexico, 10 currently operate off the coast of West Africa, four currently operate in the North Sea, and one currently operates offshore in each of Trinidad, California and Argentina. In addition, the Glomar Beaufort Sea I concrete island drilling system completed drilling offshore Alaska under a 30-day contract in late 1997 and will be demobilized at the customer's expense in summer 1998.

         The Company conducts substantially all of its domestic offshore contract drilling operations through GMDC, a wholly owned subsidiary, and conducts substantially all of its international offshore contract drilling operations through GMISC, a wholly owned subsidiary. The Company is headquartered in Houston, Texas, with other offices in Lafayette, Louisiana; Aberdeen, Scotland; Abidjan, Ivory Coast; Buenos Aires, Argentina; Cabinda, Angola; Douala, Cameroon; London, England; Luanda, Angola; New Orleans, Louisiana; Port Gentil, Gabon; Port Harcourt, Nigeria; Port Hueneme, California; Pointe Noire, Republic of Congo; and Trinidad, West Indies.

         The Company also provides drilling management services on a turnkey basis through its wholly owned subsidiaries, ADTI and GMIS-I, and through GMIS-E, a division of one of the Company's foreign subsidiaries. For a guaranteed price, the Company will assume responsibility for the design and execution of a specified offshore drilling program and the drilling of a loggable hole to an agreed depth. Compensation is determined on a well-by-well basis and is contingent upon satisfactory completion of the project. ADTI operates principally in the U.S. Gulf of Mexico, while GMIS-I and GMIS-E operate internationally.


         The Company's principal executive offices are located at 777 N. Eldridge Parkway, Houston, Texas 77079-4493, and its telephone number is (281) 596-5100.

INDUSTRY CONDITIONS


         The condition of the offshore contract drilling industry, and resulting offshore drilling rig utilization and day rates, have improved substantially since the beginning of 1995. From the mid-1980s through the early 1990s, demand for offshore drilling rigs was declining or flat, and the industry fleet of offshore drilling rigs was reduced, primarily by attrition. In recent years demand for offshore rigs has improved, but the industry has not increased the supply of rigs. The industry has emphasized the upgrading and refurbishment of existing rigs rather than the construction of new rigs, due to the high capital costs and long lead times associated with new construction. Recently, several competitors have announced new-build deepwater drillships and semisubmersibles in response to increased demand for rigs with deepwater capabilities.



         Several trends have increased the demand for offshore drilling rigs. Rising worldwide energy demand has helped improve fundamentals in the oil and natural gas markets. In addition, technological advancements, oil company downsizing, establishment of government-sponsored exploration, development and production sharing programs, and growing deepwater exploration have increased drilling activity and the demand for rigs.

Consequently, oil companies have increased their capital expenditures to find and develop new oil and gas reserves.

         Technological advances such as extended reach drilling, multilateral drilling techniques and new offshore development and production applications have reduced the costs of developing oil and gas fields. As a result, previously uneconomic discoveries have become viable, and the industry has placed increasing emphasis on exploiting existing resources using new applications. The development of three-dimensional seismic surveys has reduced exploration risks, thus placing increased emphasis on selective exploratory drilling. Government-sponsored exploration, development and production sharing programs are growing in number, and many of those programs require oil companies to commence drilling within specified time periods. All of these trends have increased the demand for high quality offshore rigs, and the Company believes the increased demand will be sustained over the next several years.

BUSINESS STRATEGY

         The Company's strategy is to maximize its operating cash flow and increase return on capital employed through the following strategic elements:


         Deepwater Rigs, Premium Jackup Fleet Focus. The Company seeks to improve and expand its high quality fleet by upgrading its currently owned rigs and by acquiring additional rigs, which may be upgraded before being placed in service. Over the past several years, the Company has focused on increasing its exposure to the deepwater market by expanding its deepwater fleet. In July 1997, the Company acquired two deepwater third-generation semisubmersible rigs, the Maersk Vinlander and the Maersk Jutlander, each of which is capable of being upgraded for operation in more than 3,000 feet of water, for an aggregate purchase price of $250 million. The Maersk Vinlander and Maersk Jutlander are both currently operating under pre-existing bareboat charters to third parties running through April 1998 and December 2000, respectively. The Maersk Vinlander is then scheduled to begin work for another customer in the third quarter of 1998 under a one-year contract with options for an additional four years. In 1996, the Company purchased the Glomar Celtic Sea, a dynamically-positioned semisubmersible, which, following upgrade, will be a fourth-generation semisubmersible capable of drilling in 5,000 feet of water. Also in 1996, the Company entered into a 30-year lease with the U.S. Government for the use of the Glomar Explorer, which, following conversion, will be capable of drilling in 7,500 feet of water. The Glomar Celtic Sea and Glomar Explorer are expected to commence operations in the first quarter of 1998. The Company has also focused on expanding its premium jackup fleet by acquiring additional Marathon LeTourneau 116-C class jackup drilling rigs. The Company believes that this class of rig is the preferred type of equipment for a substantial portion of wells drilled by jackup rigs worldwide. Since 1993, the Company has acquired six of these rigs at a total cost of approximately $175 million, making the Company's current fleet of 11 such rigs the largest in the industry.

         In January 1998, the Company entered into an agreement to purchase a deepwater, third-generation semisubmersible, the Stena Forth, for a purchase price of $150 million. The Stena Forth is currently operating in the North
Sea's United Kingdom sector under a drilling contract running through November 1999. The Company will assume operation of the rig at closing, which is expected to occur in February 1998. The Company will finance the purchase through cash on had and borrowings under the Bank Credit Facility.

         Diverse Rig Fleet Operations. The diversity of the Company's fleet, ranging from its smallest jackups with a maximum water depth capability of 250 feet of water to a drillship that will have a maximum water depth capability of 7,500 feet of water, allows the Company to meet the needs of many operators in a variety of environments worldwide. At December 31, 1997, the Company had 11 rigs in the Gulf of Mexico, 10 rigs in West Africa, four rigs in the North Sea, one offshore Trinidad, one offshore California and one offshore Argentina. All of the Company's rigs have experienced significant day rate increases in the last two years. The Company believes that its presence in several major drilling markets affords it exposure to improving market conditions worldwide, while reducing the potential impact upon revenues of a major downturn in any single geographic market.

         Balanced Long-Term and Short-Term Contract Portfolio. The Company seeks to maintain a mix of long-term and short-term contracts in an effort to provide for a certain amount of longer-term, more predictable cash flow, while maintaining exposure to increasing day rates worldwide. Over the past several months, the terms of deepwater drilling contracts for semisubmersibles and drillships have lengthened as operators have attempted to lock in the availability of rigs to carry out deepwater projects. The drilling market for jackup rigs in shallow waters, however, particularly in the U.S. Gulf of Mexico, continues to be characterized by short-term, well-to-well contracts. The Company's strategy has been to employ its rigs on short-term contracts in periods of rising day rates, enabling the Company to contract at higher day rates as existing contracts expire. The Company anticipates that contracts on 11 of the Company's 29 active rigs under contract as of January 31, 1998 will expire at varying times on or prior to June 30, 1998. The Company considers its upcoming contract expirations typical of prevailing market conditions and consistent with both the normal course of business and the Company's strategy. The Company has a three-year commitment on the Glomar Celtic Sea and a five-year commitment on the Glomar Explorer, which, as discussed above, are currently undergoing conversion to deepwater drilling capabilities and are scheduled to begin drilling under these commitments in the first quarter of 1998. These longer-term contracts are typical in deepwater or international markets, offer higher day rates, and provide a hedge against market downturns.

         Dominant Position in Turnkey Drilling Market. The Company believes it has a dominant position in turnkey operations worldwide and is the leading turnkey operator in the Gulf of Mexico. The Company believes turnkey operations can be quite attractive, as the capital investment required is minimal, although operating earnings as a percentage of revenues generated by the Company's turnkey operations are substantially lower than those of its contract drilling operations. In drilling a well under a turnkey contract, the Company typically plans the well and supervises the drilling, purchasing all equipment and services from third parties. Through December 31, 1997, the Company has drilled a total of 434 turnkey wells since entering the turnkey business in 1979. The Company drilled 107 turnkey wells during 1997, as compared with 82 in 1996. The Company believes that the market for turnkey operations will continue to improve as exploration and production companies continue to outsource drilling services and that it is strategically positioned to remain a dominant player in this market.


OFFSHORE RIG FLEET

         The Company's three types of drilling rigs -- jackups, semisubmersibles and drillships -- are described below:

         Jackup rigs have elevating legs which extend to the sea bottom, providing a stable platform for drilling, and are generally preferred in water depths of 300 feet or less. All of the Company's jackup units have drilling equipment that is mounted on cantilevers, which allow the equipment to extend outward from the rigs' hulls over fixed drilling platforms and enable operators to drill both exploratory and development wells. The Company's two largest jackup rigs, the Glomar Labrador I and Glomar Baltic I, are capable of operating in severe weather environments such as the North Sea and offshore Eastern Canada.


         Semisubmersible rigs are floating offshore drilling units that have pontoons and columns that, when flooded with water, cause the unit to submerge to a predetermined depth. Most semisubmersibles are anchored to the sea bottom with mooring chains, but some are held in position solely by computer controlled propellers, known as thrusters. Semisubmersibles are divided into four generations, distinguished mainly by their age, environmental rating and water depth capability. The Company's Glomar Arctic I, Glomar Arctic III, Maersk Jutlander and Maersk Vinlander semisubmersibles are third-generation rigs, suitable for drilling in deepwater, harsh-weather environments. The Company's Glomar Celtic Sea, which is scheduled to begin operations in the first quarter of 1998, will be equivalent to a fourth-generation semisubmersible, capable of drilling in water depths of up to 5,000 feet after it is converted.

         Drillships are suitable for deepwater drilling in moderate weather environments and in remote locations because of their mobility and large load carrying capability. The Glomar Explorer, which is scheduled to begin operations in the first quarter of 1998, is being converted into a deepwater drillship capable of operating in water depths of up to 7,500 feet.


         With the exception of the Glomar Explorer, which is leased under a 30-year agreement, all of the rigs in the fleet are owned by the Company.

         The following table sets forth, as of January 31, 1998, certain information concerning the offshore rig fleet operated by the Company:


                                YEAR      MAXIMUM
                               PLACED      WATER        DRILLING                                             CONTRACT
                                 IN        DEPTH         DEPTH                             CURRENT             TERM
                               SERVICE   CAPABILITY    CAPABILITY       LOCATION           CUSTOMER          EXPIRES(1)
                               -------   ----------    ----------    -------------      --------------       ----------
CANTILEVERED JACKUP
Glomar High Island I  . . .      1979        250 ft.    20,000 ft.  Gulf of Mexico     Vastar Resources           6/98
Glomar High Island II . . .      1979        270 ft.    20,000 ft.  Gulf of Mexico     Unocal                     2/98
Glomar High Island III  . .      1980        250 ft.    20,000 ft.  West Africa        Texaco                     3/98
Glomar High Island IV . . .      1980        250 ft.    20,000 ft.  Gulf of Mexico     Stone Energy               8/98
Glomar High Island V  . . .      1981        270 ft.    20,000 ft.  West Africa        CABGOC                     9/99
Glomar High Island VII  . .      1982        250 ft.    20,000 ft.  West Africa        Pecten Cameroon           11/98
Glomar High Island VIII . .      1982        250 ft.    20,000 ft.  Gulf of Mexico     Vastar Resources           6/98
Glomar High Island IX . . .      1983        250 ft.    20,000 ft.  West Africa        Total                      3/98
Glomar Adriatic I . . . . .      1981        300 ft.    25,000 ft.  West Africa        Elf Serepca                2/98
Glomar Adriatic II  . . . .      1981        350 ft.    25,000 ft.  Gulf of Mexico     NCX                        4/98
Glomar Adriatic III . . . .      1982        328 ft.    25,000 ft.  Gulf of Mexico     CNG Producing              7/98
Glomar Adriatic IV  . . . .      1983        350 ft.    25,000 ft.  California         SWARS                      4/98
Glomar Adriatic V . . . . .      1979        300 ft.    20,000 ft.  West Africa        Elf Gabon                  4/99
Glomar Adriatic VI  . . . .      1981        350 ft.    20,000 ft.  Gulf of Mexico     Coastal                    7/00
Glomar Adriatic VII . . . .      1983        328 ft.    20,000 ft.  Trinidad           Amoco                      8/98
Glomar Adriatic VIII  . . .      1983        300 ft.    25,000 ft.  West Africa        Mobil                      2/99
Glomar Adriatic IX  . . . .      1981        300 ft.    20,000 ft.  West Africa        Hunt                       5/99
Glomar Adriatic X . . . . .      1982        300 ft.    20,000 ft.  West Africa        CABGOC                     2/99
Glomar Adriatic XI  . . . .      1983        225 ft.    25,000 ft.  North Sea          Enterprise                11/98
Glomar Main Pass I  . . . .      1982        300 ft.    25,000 ft.  Gulf of Mexico     Pennzoil                   2/98
Glomar Main Pass IV . . . .      1982        300 ft.    25,000 ft.  Gulf of Mexico     Chevron                    4/98
Glomar Labrador I . . . . .      1983        300 ft.    25,000 ft.  Argentina          Total                      9/98
Glomar Baltic I . . . . . .      1983        375 ft.    25,000 ft.  Gulf of Mexico     Mobil                      6/98

SEMISUBMERSIBLE
Glomar Arctic I . . . . . .      1983      3,000 ft.    25,000 ft.  Gulf of Mexico     British Petroleum          9/98
Glomar Arctic III . . . . .      1984      1,800 ft.    25,000 ft.  North Sea          Ranger                     7/98
Maersk Jutlander  . . . . .      1982      1,200 ft.    25,000 ft.  North Sea          Maersk                    12/00
Maersk Vinlander  . . . . .      1984      1,500 ft.    25,000 ft.  North Sea          Sedco                      8/99
Glomar Celtic Sea (2) . . .        --      5,000 ft.    25,000 ft.  Shipyard           Elf Exploration            2/01

DRILLSHIP
Glomar Robert F. Bauer  . .      1983      2,750 ft.    25,000 ft.  West Africa        Arco                       8/98
Glomar Explorer (3) . . . .        --      7,500 ft.    25,000 ft.  Shipyard           Texaco/Chevron             2/03

CONCRETE ISLAND DRILLING SYSTEM
Glomar Beaufort Sea I . . .      1984         55 ft.    25,000 ft.  Alaska             Fairweather             8/98(4)



----------
(1) Expiration dates are the later of the end of the current contract or new contract in place but not yet commenced and are estimates only.

(2) The Glomar Celtic Sea is currently undergoing conversion to drilling operations. The maximum water depth and drilling depth capabilities indicated in the table are the rig's capabilities after conversion. The rig is excluded from the Company's rig utilization figures while out of service and is scheduled to be placed in service in the first quarter of 1998.
(3) The Glomar Explorer is currently undergoing conversion to drilling operations. The maximum water depth and drilling depth capabilities indicated in the table are the rig's capabilities after conversion. The rig is excluded from the Company's rig utilization figures while out of service and is scheduled to be placed in service in the first quarter of 1998.
(4) The Glomar Beaufort Sea I completed drilling offshore Alaska in late 1997. The contract provides for demobilization of the rig in 1998 at the customer's expense.

RECENT ACQUISITIONS

         On July 22, 1997, the Company completed the acquisition of two deepwater third-generation semisubmersible drilling rigs, purchasing the Maersk Vinlander for $150 million and the Maersk Jutlander for $100 million.


         The Maersk Vinlander is an Aker H-3.2 design rig currently equipped to drill in water depths to 1,500 feet and capable of being upgraded for operations in more than 3,000 feet of water. It was built in Canada at the Saint John Shipyard in 1984, is certified for operations in Canada, and is currently operating in the U.K. sector of the North Sea. The rig is currently operating under a pre-existing bareboat charter through April 1998.


         The Maersk Jutlander, a Friede & Goldman L-907 design rig built in Gotaverken, Sweden, in 1982, is substantially similar to the Glomar Arctic I and Glomar Arctic III semisubmersibles. It is currently equipped to drill in water depths to 1,200 feet and is capable of being upgraded for operations in more than 3,000 feet of water. The Jutlander is currently operating in the Norwegian sector of the North Sea and is also certified for operations in the U.K. sector. Concurrent with the purchase, the seller entered into a bareboat charter with GMDC, under which the seller is continuing to use the rig to complete previous drilling commitments offshore Norway, agreeing to pay GMDC $71 million over three and one-half years.


         To facilitate the purchase of the Maersk Vinlander and the Maersk Jutlander, the Company's then-existing bank credit facility was amended to increase the credit available thereunder from $100 million to $250 million. GMDC used $200 million available under such amended and restated bank credit facility plus $50 million of cash on hand to acquire the rigs.

         In January 1998, the Company entered into an agreement to purchase a deepwater, third-generation semisubmersible, the Stena Forth, for a purchase price of $150 million. The Stena Forth is currently operating in the North
Sea's United Kingdom sector under a drilling contract running through November 1999. The Company will assume operation of the rig at closing, which is expected to occur in February 1998. The Company will finance the purchase through cash on had and borrowings under the Bank Credit Facility.


         As part of upgrading and expanding its rig fleet and other assets, the Company considers and pursues the acquisition of suitable additional rigs and other assets on an ongoing basis. Although the industry has emphasized the upgrading and refurbishment of existing rigs, the Company would consider the construction of new rigs if drilling contracts for such rigs would make such a capital outlay economical. If the Company decides to undertake an acquisition or the construction of new rigs, the issuance of additional shares of stock or additional debt could be required.

FORWARD-LOOKING STATEMENTS

         The statements regarding future performance and results and the other statements that are not historical facts contained in this Prospectus are forward-looking statements. The words "anticipate," "believe," "expect," "project," "estimate," "predict" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, the risks involved in dealing with other parties, including the risk that other parties' commitments to the Company and its subsidiaries could be breached, changes in the markets for oil and gas and for offshore drilling rigs and the risks of doing business in changing markets, changes in the dates the Company's rigs undergoing conversion to drilling operations will commence drilling, and changing costs and other factors discussed herein and in the Company's filings with the Commission. Should one or more risks or uncertainties materialize or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                         DESCRIPTION OF EXCHANGE NOTES

         The Old Notes were issued under the Indenture and the Exchange Notes also will be issued under the Indenture. The following discussion of certain provisions of the Indenture and the terms of the Notes is a summary only and does not purport to be a complete discussion of the terms and provisions of the Indenture and the Notes. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indenture and the Notes including the definition therein of certain terms used below with their initial letters capitalized.


         The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, Holders of Old Notes who do not exchange their Old Notes for Exchange Notes will vote together with Holders of Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture or of specified series thereof. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and the Holders of such Old Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the Exchange Notes then outstanding.


         The Indenture does not limit the aggregate principal amount of securities that can be issued thereunder. Securities may be issued in one or more series as may be authorized from time to time by the Company. The Old Notes are the only securities currently outstanding under the Indenture.

GENERAL

         Each Note will mature on September 1, 2007 and will bear interest at the rate of 7 1/8% per annum and will be payable semiannually on March 1 and September 1 of each year, commencing March 1, 1998, to the person in whose name the Note is registered at the close of business on the February 15 or August 15 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the offices of the Trustee, provided that, at the option of the Company, payment of interest will be made by check mailed to the address of the person entitled thereto as it appears in the register of the Notes (the "Register") maintained by the Registrar. The Notes will be transferable and exchangeable at the office of the Registrar and any co-registrar and will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges.

         The Notes will not be subject to any sinking fund, but are subject to redemption at the option of the Company.

REDEMPTION

         The Notes will be redeemable, at the option of the Company, at any time in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice as provided in the Indenture, on any date prior to maturity (the "Redemption Date") at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus accrued interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date) plus a Make-Whole Premium, if any. In no event will the Redemption Price ever be less than 100% of the principal amount of the Notes plus accrued interest to the Redemption Date.

         The amount of the Make-Whole Premium with respect to any Note (or portion thereof) to be redeemed will be equal to the excess, if any, of:

         (i) the sum of the present values, calculated as of the Redemption Date, of:

                 (A) each interest payment that, but for such redemption, would have been payable on the Note (or portion thereof) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption
         Date); and

                 (B) the principal amount that, but for such redemption, would have been payable at the final maturity of the Note (or portion thereof) being redeemed;

         over

         (ii) the principal amount of the Note (or portion thereof) being redeemed.

         The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 20 basis points.

         The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; provided, that if the Company fails to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Salomon Brothers Inc or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

         For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.

         The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields as calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

         If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Notes and portions of Notes in amounts of whole multiples of $1,000.

RANKING

         The Notes will be senior securities of the Company and the indebtedness evidenced thereby will rank pari passu with all other unsubordinated and unsecured indebtedness of the Company and senior in right of payment to any future subordinated indebtedness of the Company. Each of the Company's $240 million revolving Bank Credit Facility and its $150 million Short-term Facility is unsecured. The Company recently redeemed the $223.9 million principal amount of the Senior Secured Notes outstanding, which were collateralized by mortgages on 22 drilling rigs owned by direct or indirect subsidiaries of the Company and all the capital stock of most of the Company's direct and indirect subsidiaries. See "Private Placement" and "Capitalization."



         Substantially all of the Company's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Company's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries, could limit the Company's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. The claims of creditors of the subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Company, including the holders of the Notes.


CERTAIN COVENANTS

         The Indenture does not limit the amount of indebtedness or other obligations that may be incurred by the Company and its subsidiaries. The Indenture does not contain provisions which would give holders of the Notes the right to require the Company to repurchase their Notes in the event of a decline in the credit rating of the Company's debt securities resulting from a takeover, recapitalization or similar restructuring.

         Limitation on Liens. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without making effective provision whereby the Notes (together with, if the Company shall so determine, any other Indebtedness or other obligation of the Company) shall be secured equally and ratably with (or, at the option of the Company, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions do not, however, apply to Indebtedness secured by Permitted Liens.

         "Permitted Liens" means (i) Liens existing on the date of original issuance of the Old Notes; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of the Company or at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary; (iii) Liens in favor of the Company or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing or expanding such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development or expansion or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such assets; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens on current assets of the Company or any Subsidiary securing Indebtedness of the Company or such Subsidiary, respectively; (ix) Liens on the stock, partnership or other equity interest of the Company or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; and (x) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (ix) above.

         Notwithstanding the foregoing, the Company and its Subsidiaries may, without securing the Notes, issue, assume or guarantee Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of the Company and its Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than those in connection with which the Company has voluntarily retired any of the Notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (c) below under the heading "Limitation on Sale/Leaseback Transactions") does not at any one time exceed 15% of Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries.

         Limitation on Sale/Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with any person (other than the Company or a Subsidiary) unless: (a) the Company or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Liens" above without equally and ratably securing the Notes pursuant to such covenant; (b) after the date on which the Notes are originally issued and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, the Company or such Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or (c) the Company, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any Notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company as set forth in clause (b) above), less an amount equal to the sum of the principal amount of Notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by the Company plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Company or any Subsidiary during such period.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company will not, in any transaction or series of transactions, consolidate with or merge into any Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, unless: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, lease, conveyance, transfer or other disposition, all or substantially all of the assets of the Company shall be organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of the Company's covenants and obligations under the Indenture; and
(ii) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

DEFINITIONS

         "Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

         "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting
(1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of the Company and its consolidated subsidiaries and determined in accordance with GAAP.

         "Funded Indebtedness" means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date more than one year after the date on which such Indebtedness is originally incurred.

         "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person's legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person's legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

         "Joint Venture" means (1) with respect to properties located in the United States, any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more subsidiaries, and (2) with respect to properties located outside the United States, any partnership, corporation or other entity, in which up to and including 60% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more Subsidiaries. A Joint Venture shall not be a Subsidiary.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest. For purposes of the Indenture, the Company or any Subsidiary of the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

         "Pari Passu Indebtedness" means any Indebtedness of the Company, whether outstanding on the date on which the Notes are originally issued or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.

         "Principal Property" means any drilling rig or drillship, or integral portion thereof, owned or leased by the Company or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

         "Sale/Leaseback Transaction" means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (2) leases between the Company and a Subsidiary or between Subsidiaries, (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

EVENTS OF DEFAULT

         An Event of Default is defined in the Indenture as being: (i) default by the Company for 30 days in payment of any interest on the Notes; (ii) default by the Company in any payment of principal of (and premium, if any, on) the Notes; (iii) default by the Company in compliance with any of its other covenants or agreements in, or provisions of, the Notes or the Indenture which shall not have been remedied within 90 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the Notes then outstanding (or, in the event that other securities issued under the Indenture are also affected by the default, then 25% in principal amount of all outstanding securities so affected); or (iv) certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of, premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

         The Indenture provides that if an Event of Default occurs and is continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in principal amount of the Notes (or in the event of a default pursuant to (iii) above, 25% in principal amount of the securities affected) outstanding may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of such Note, plus accrued interest to the date of payment. Under certain circumstances, the holders of a majority in principal amount of the Notes may rescind any such acceleration with respect to the Notes and its consequences.

         The Indenture provides that no holder of a Note may pursue any remedy under the Indenture unless (i) the Trustee shall have received from the holder written notice of a continuing Event of Default, (ii) the Trustee shall have received a written request from holders of at least 25% in principal amount of the then outstanding Notes to pursue such remedy, (iii) the Trustee shall have been offered indemnity reasonably satisfactory to it and (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice and offer of indemnity; however, such provision does not affect the right of a holder of a Note to sue for enforcement of any overdue payment thereon.

         The holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain limitations specified in the Indenture. The Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.

MODIFICATION AND WAIVER

         The Indenture provides that modifications and amendments to the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Notes (or of all securities under the Indenture affected thereby) then outstanding; provided that no such modification or amendment may, without the consent of the holder of each Note then outstanding affected thereby, (i) reduce the amount of Notes (or such securities) whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (iii) reduce the principal of or premium on, or change the stated maturity of any Note; (iv) reduce the premium, if any, payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed; (v) make any Note payable in money other than that stated in the Note; (vi) impair the right to institute suit for the enforcement of any payment of principal of (or premium if any) or interest on any Note; (vii) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or
(viii) waive a continuing Default or Event of Default in the payment of principal of or premium on, or interest on the Notes. The Indenture provides that amendments and supplements to, or waivers of any provision of, the Indenture may be made by the Company and the Trustee without the consent of any holders of Notes in certain circumstances, including (a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, (c) to provide for uncertificated Notes in addition to or in place of certificated Notes, (d) to secure the Notes or provide for guarantees of the Notes, (e) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, or (f) to make any change that does not adversely affect the rights of any holder of Notes in any material respect.

         The Indenture provides that the holders of a majority in aggregate principal amount of the Notes (or of all securities under the Indenture affected thereby) then outstanding may waive any existing or past default under the Indenture, except (a) in the payment of the principal of (or premium, if any) or interest on any Note or (b) in respect of a provision that under the proviso to the prior paragraph cannot be amended or supplemented without the consent of each Holder affected.

DEFEASANCE

         The Company may, at its option, elect (a) to have all of the obligations of the Company discharged with respect to the Notes (except for certain obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes or maintain paying agencies and hold moneys for payment in trust) ("legal defeasance") or (b) to have its obligations terminated with respect to certain restrictive covenants of the Indenture ("covenant defeasance"), in which event certain Events of Default will no longer constitute Events of Default with respect to any Notes, upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any, on) and interest on such Notes on the dates such payments are due in accordance with the terms of the Notes on their stated maturity or any redemption date. The Company is required to deliver to the Trustee an Opinion of Counsel to the effect that the deposit and related defeasance would not cause the Holders of the Notes to recognize income, gain or loss for federal income tax purposes and, in the case of a legal defeasance pursuant to clause (a), such opinion must be based upon a ruling from the United Stated Internal Revenue Service or a change in law to that effect.

GOVERNING LAW

         The Indenture and the Old Notes provide and the Exchange Notes will provide that they are governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of laws to the extent the laws of another jurisdiction would be required thereby.

THE TRUSTEE

         Wilmington Trust Company is the Trustee under the Indenture. The Company has also appointed the Trustee as the initial Registrar and as the initial Paying Agent under the Indenture with respect to the Notes. Wilmington Trust Company also serves as the trustee under the indenture for the Senior Secured Notes.

         The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

         The Indenture provides that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee is under no obligation to exercise any of its powers under the Indenture at the request of any of the holders of the Notes, unless such holders shall have offered the Trustee indemnity reasonably satisfactory to it.

BOOK-ENTRY, DELIVERY AND FORM

         The Old Notes were issued and the Exchange Notes will be issued in the form of one or more fully registered Global Notes (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").




         The Depositary has advised the Company that it is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

         The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Holders are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

         So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or holder of such Notes outstanding under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

         Neither the Company, the Trustee, the Paying Agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

         Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

         The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

         As long as the Notes are represented by a Global Note, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the

Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

CERTIFICATED SECURITIES

Certified Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if either (i) DTC notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note and a successor Depositary is not appointed by the Company within 90 days of such notice, (ii) an Event of Default has occurred with respect to such series and is continuing and the Registrar has received a request from the Depositary to issue Certificated Securities in lieu of all or a portion of the Global Note (in which case the Company shall deliver Certificated Securities within 30 days of such request or (3) the Company determines not to have the Notes represented by a Global Note.


         Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

         The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

TRANSFER AND EXCHANGE

         A holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 Business Days before a selection of the Notes to be redeemed.


         The registered Holder of a Note will be treated as the owner of it for all purposes.

                              REGISTRATION RIGHTS

         The Company entered into the Registration Agreement with the Initial Purchasers in connection with the sale of the Old Notes pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to (i) file the Exchange Offer Registration Statement, of which this Prospectus is a part, with the Commission with respect to the Exchange Offer, within 150 days after the date of original issuance of such Old Notes (September 15, 1997, the "Issue Date") and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date. Promptly after the Exchange Offer Registration Statement is declared effective, the Company will commence the Exchange Offer. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of Old Notes.

         In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or if for any reason the Exchange Offer Registration Statement was not declared effective within 180 days following the Issue Date, or upon the request of the Initial Purchasers under certain circumstances, the Company will, in lieu of effecting the registration of the Exchange Notes pursuant to the Exchange Offer Registration Statement and at its cost, (i) as promptly as practicable, file with the Commission a Shelf Registration Statement covering resales of the Old Notes, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 210th day after the Issue Date (or promptly in the event of a request by the Initial Purchasers) and (iii) keep effective the Shelf Registration Statement until the earliest of (x) the second anniversary of the Issue Date (or the first anniversary of the effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers), (y) the time when the Old Notes registered thereunder can be sold by non-affiliates pursuant to Rule 144 under the Securities Act without limitation under clauses (c), (e), (f) and (h) of Rule 144, or (z) such time as all the Old Notes registered thereunder have been sold. During any consecutive 365-day period, the Company will have the ability to suspend the availability of the Shelf Registration Statement for up to two periods of up to 45 consecutive days, but no more than an aggregate of 60 days during any 365-day period. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of the Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each Holder of such Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding Special Interest set forth in the following paragraph. If the Company has consummated the Exchange Offer, then, subject to certain limited exceptions, the Company will have no obligation to file or to maintain the effectiveness of a Shelf Registration Statement with respect to any Old Notes that are not tendered in the Exchange Offer.

         In the event that (i) by the 150th day following the Issue Date, the Exchange Offer Registration Statement was not filed with the Commission, (ii) by the 180th day following the Issue Date, neither the Exchange Offer Registration Statement is declared effective nor (if the Exchange Offer is not permitted as described above) the Shelf Registration Statement was filed with the Commission, or (iii) by the 210th day following the Issue Date, the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective (each such event referred to in clauses (i), (ii) or (iii), a "Registration Default"), interest will accrue on the Old Notes (in addition to stated interest on the Old Notes) from and including the next day following each such Registration Default. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each March 1 and September 1, at a rate per annum equal to 0.25% of the principal amount of the Old Notes for each such Registration Default. The aggregate amount of Special Interest payable pursuant to the above provisions will, however, in no event exceed 0.25% per annum of the principal amount of the Old Notes. Upon (a) the filing of the Exchange Offer Registration Statement after the 150-day period described in clause (i) above, (b) the effectiveness of the Exchange Offer Registration Statement or the filing of the Shelf Registration Statement after the 180-day period described in clause (ii) above or (c) the consummation of the Exchange Offer for the Old Notes or the effectiveness of a Shelf Registration Statement, as the case may be, after the 210-day period described in clause (iii) above, the Special Interest payable on the Old Notes as a result of the applicable Registration Default will cease to accrue. For purposes of the preceding sentence, the curing of a Registration Default by the means described in clause
(b) above shall constitute the curing of a Registration Default by the means described in clauses (i) and (ii) above, and the curing of a Registration Default by the means described in clause (c) above shall constitute a cure of the Registration Defaults described in clauses (i), (ii) and (iii) above.

         In the event that a Shelf Registration Statement is declared effective pursuant to the paragraph preceding the immediately preceding paragraph, if the Company fails to keep such Registration Statement continuously effective for the period required by the Registration Agreement (except as specifically permitted therein), then from such time as the Shelf Registration Statement is no longer effective until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective and (ii) the date that is the earliest of (x) the second anniversary of the Issue Date (or until the first anniversary of the effective date if the Shelf Registration Statement is filed at the request of the Initial Purchasers), (y) the time when the Old Notes registered thereunder can be sold by non-affiliates pursuant to Rule 144 under the Securities Act without any limitation under clauses (c), (e), (f) and (h) of Rule 144, or (z) the date as of which all the Old Notes are sold pursuant to the Shelf Registration Statement, Special Interest shall accrue at a rate per annum equal to 0.25% of the principal amount of the Old Notes and shall be payable in cash semiannually in arrears each March 1 and September 1.

         The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available upon request to the Company.

                               THE EXCHANGE OFFER

GENERAL

         The Old Notes were sold by the Company on September 15, 1997 to the Initial Purchasers, who in turn sold the Old Notes to a limited number of qualified institutional buyers pursuant to Rule 144A under the Securities Act. In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into the Registration Agreement, which requires the Company to file with the Commission a registration statement under the Securities Act with respect to the Exchange Notes, which are identical in all material respects to the Old Notes, and to use its best efforts to cause such registration statement to become effective under the Securities Act. The Company is further obligated, upon the Exchange Offer Registration Statement being declared effective, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. In the event certain circumstances occur which would result in either the Exchange Notes not becoming freely tradeable or certain holders of the Old Notes not being eligible to participate in the Exchange Offer, then the Company is required to file a Shelf Registration Statement and use its best efforts to cause the Old Notes to be registered under the Securities Act. A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Agreement to satisfy the Company's obligations thereunder. See "Registration Rights."

          The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the security registrar's books or any other person who has obtained a properly completed assignment from the registered holder or any participant in the DTC system whose name appears on a security position listing as the holder of such Old Notes and who desires to deliver such Old Notes by book-entry transfer at DTC.

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on March 11, 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

         As of the date of this Prospectus, $300,000,000 aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about February 5, 1998 to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under "--Certain Conditions to the Exchange Offer" below.



         The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

         Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.


         The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted. If any of the conditions set forth herein under "--Certain Conditions to "Exchange Offer" shall apply, by giving notice of such delay, extension or termination to the Holders as described below, and (ii) to amend the terms of the Exchange offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


PROCEDURES FOR TENDERING OLD NOTES

         Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. A Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Wilmington Trust Company (the "Exchange Agent") at the address set forth below under "--Exchange Agent" or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of

Transmittal, and the Exchange Agent must receive the foregoing, on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal,
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below (see "--Guaranteed Delivery Procedures").


         THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR CERTIFICATES FOR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OF OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.


         Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal Rights"), as the case may be, must be guaranteed (see "--Guaranteed Delivery Procedures") unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder exactly as the name or names of the registered Holder or Holders appear on the Old Notes with the signature thereon guaranteed by an Eligible Institution.




         If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.



         By tendering, each Holder will represent to the Company that, among other things, the Holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), that any Exchange Notes to be received by it will be acquired in the ordinary course of business and that at the time of the commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES; INTEREST


         Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept on, or promptly after, the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.


         For each Old Note accepted for exchange, the Holder of such Old Note will receive as set forth under "Description of Exchange Notes--Book Entry, Delivery and Form" an Exchange Note having a principal amount equal to that of the surrendered Old Note. The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from September 15, 1997. Accordingly, registered Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from September 15, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. In the event that (i) by March 14, 1998, neither the Exchange Offer Registration Statement is declared effective nor (if the Exchange Offer is not permitted as described above) the Shelf Registration Statement is filed with the Commission, or (ii) by April 13, 1998, the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective (each such event referred to in clauses (i) or (ii), a "Registration Default"), interest will accrue on the Old Notes (in addition to stated interest on the Old Notes) from and including the next day following each such Registration Default. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each March 1 and September 1, at a rate per annum equal to 0.25% of the principal amount of the Old Notes. The aggregate amount of Special Interest payable pursuant to the above provisions will in no event exceed 0.25% per annum of the principal amount of such Old Notes. Upon (a) the effectiveness of the Exchange Offer Registration Statement or the filing of the Shelf Registration Statement after the date set forth in clause (i) above or (b) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the date set forth in clause (ii) above, the Special Interest payable on the Old Notes as a result of the applicable Registration Default will cease to accrue.


         In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the cases of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER


         The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus unless the Exchange Agent already has established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees or an Agent's Message in lieu thereof and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to 5:00 p.m. New York City time, on the Expiration Date or the guaranteed procedures described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.


GUARANTEED DELIVERY PROCEDURES

         If a registered Holder of the Old Notes desires to tender such Old Notes and time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal are deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS


         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth below under "--Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn, (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor and
(v) if applicable because the Old Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.


CERTAIN CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Agreement, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend any or all of the Exchange Offer, if at any time before the acceptance of such Exchange Notes for exchange, any of the following events shall occur:

                 (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

                 (ii) the Exchange Offer will violate any applicable law or any applicable interpretation of the staff of the Commission.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time upon advice of counsel. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         In addition, the Company will not accept for exchange any Old Notes tendered and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened by the Commission or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture with respect to the Exchange Notes under the Trust Indenture Act of 1939, as amended.

         The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

         Wilmington Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                 Wilmington Trust Company, Exchange Agent

                 By Mail, Overnight Courier or Hand Delivery:
                          Rodney Square North
                          1100 North Market Street
                          Wilmington, Delaware 19890
                          Attn: Corporate Trust Operations


                 By Facsimile: (For Eligible Institutions Only):


                          (302) 651-1079

                          Confirm by Telephone:

                          (302) 651-8869


         Executed Letters of Transmittal may also be delivered by mail, overnight courier or hand delivery to: Wilmington Trust Company, Exchange Agent, c/o Harris Trust & Savings Bank, 88 Pine Street, Wall Street Plaza, 19th Floor, New York, New York 10005.


         DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

         The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

         The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES


         Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws. See "Transfer Restrictions on Old Notes" and "Risk Factors -- Consequences of Failure to Exchange Old Notes." The Company does not currently anticipate that it will register under the Securities Act Old Notes not tendered. See "Registration Rights."

RESALES OF EXCHANGE NOTES



         Based on interpretations by the staff of the Commission, as set forth in the No-Action Letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holders' business and such Holders, other than broker-dealers, have no arrangement or understanding with any person to participate in a distribution of Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding with any person to participate in a distribution of Exchange Notes. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the Commission set forth in the No-Action Letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such laws of certain jurisdictions, if applicable, where the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Agreement, subject to certain limitations specified therein, to register or qualify the Exchange Notes for offer or sale under the securities laws of such jurisdictions as any Holder reasonably requests in writing. Unless a Holder so requests, the Company does not currently intend to register or qualify the sale of the Exchange Notes in any such jurisdictions.

         In addition, information set forth above concerning certain interpretations of and positions taken by the staff of the Commission is not intended to constitute legal advice and prospective investors should consult their own legal advisors with respect to such matters.

ACCOUNTING TREATMENT

         No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


         The following summary fairly describes the material United States federal income tax consequences expected to apply to the exchange of Old Notes for Exchange Notes and is based upon the provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change or different interpretations (possibly with retroactive effect). This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any other federal, or any state, local or foreign, tax consequences of the acquisition, ownership and disposition of the Old Notes or Exchange Notes. It is limited to investors who hold the Old Notes and the Exchange Notes as capital assets and does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities, insurance companies, financial institutions, foreign corporations, partnerships or trusts, nonresident alien individuals, and tax-exempt entities) who may be subject to special treatment under the federal income tax law.


         An exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not constitute a taxable event for federal income tax purposes. As a result, holders who exchange their Old Notes for Exchange Notes will not recognize any income, gain or loss for federal income tax purposes with respect to such exchange. A cash-basis holder will not recognize in income any accrued and unpaid interest on the Old Notes by reason of the exchange. An exchanging holder will have the same adjusted basis and holding period in the Exchange Notes as it had in the Old Notes immediately before the exchange.


         HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND OF RECENT AND OF POSSIBLE FUTURE CHANGES IN THE TAX LAWS.


                              PLAN OF DISTRIBUTION


         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations).


         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES



         The Old Notes were not registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an applicable exemption from the registration requirements thereof. Accordingly, the Old Notes were offered and sold only in the United States to QIBs under Rule 144A under the Securities Act.

                                 LEGAL MATTERS

         Certain legal matters in connection with the Exchange Notes offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

         The consolidated balance sheet as of December 31, 1996 and 1995 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31,1996, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


         With respect to the unaudited interim financial information included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, filed pursuant to the Exchange Act and incorporated in this Prospectus by reference, the Company's independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for said quarters and incorporated by reference herein state that they did not audit and that they do not express an opinion on that interim financial information. With respect to the unaudited interim financial information included in the Company's quarterly reports on Form 10-Q subsequently filed pursuant to the Exchange Act and deemed to be incorporated in this Prospectus by reference, it is anticipated that the Company's independent accountants will report that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's subsequent quarterly reports on Form 10-Q and incorporated by reference herein will state that they did not audit and do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on interim financial information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on unaudited interim financial information because these reports are not a "report" or a "part" of a registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE HEREBY EXCEPT AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, EXCHANGE AGENT, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                              TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Incorporation by Reference  . . . . . . . . . . . . . . . . . . . . . . .     4
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Private Placement . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Description of Exchange Notes . . . . . . . . . . . . . . . . . . . . . .    24
Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
The Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . .    43
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . .    43
Transfer Restrictions on Old Notes  . . . . . . . . . . . . . . . . . . .    44
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44





                                  $300,000,000

                                 EXCHANGE OFFER


                               GLOBAL MARINE INC.

                             7 1/8% NOTES DUE 2007


                                   PROSPECTUS



                             Dated February 4, 1998

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         Section III-11 of the By-laws of Global Marine Inc. provides for indemnification of the directors and officers of Global Marine Inc. to the full extent permitted by law, as now in effect or later amended. Section III-11 of the By- laws provides that expenses incurred by a director or officer in defending a suit or other similar proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the Company.

         Additionally, the Company's Restated Certificate of Incorporation (the "Charter") contains a provision that limits the liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty of care as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which a director receives an improper personal benefit.

         In addition to its Charter and By-law provisions, the Company has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by the Company for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company. The Company has also entered into indemnification agreements with individual officers and directors. These agreements generally provide such officers and directors with a contractual right to indemnification to the full extent provided by applicable law and the By-laws of the Company as in effect at the respective dates of such agreements.

         Agreements which may be entered into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company's officers and directors.

         The Company has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned By-law provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES

         The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated by parenthetical information.

         Exhibit No.                      Exhibit


           4.1*           --   Indenture dated as of September 1, 1997,
                               between Global Marine Inc. and Wilmington
                               Trust Company, as Trustee.

           4.2*           --   Purchase Agreement, dated as of September
                               10, 1997, between Global Marine Inc. and
                               Salomon Brothers Inc individually and as representative of the Initial Purchasers.

           4.3*           --   Registration Rights Agreement dated
                               September 15, 1997, between Global Marine
                               Inc. and Salomon Brothers Inc, individually and as representative of the Initial
                               Purchasers.


           4.4            --   Form of 7 1/8% Exchange Note Due 2007.


           4.5*           --   Terms of 7 1/8% Notes Due 2007.

             5            --   Opinion of Baker & Botts, L.L.P.


            12            --   Computation of ratio of earnings to fixed
                               charges.

            15            --   Awareness Letter of Coopers & Lybrand L.L.P.

          23.1            --   Consent of Coopers & Lybrand L.L.P.


          23.2            --   Consent of Baker & Botts, L.L.P.
                               (contained in the opinion filed as
                               Exhibit 5).

            24*           --   Powers of  Attorney

            25*           --   Form T-1 Statement of Eligibility of
                               Wilmington Trust Company to act as trustee under the Indenture.


          99.1            --   Form of Letter of Transmittal.

          99.2            --   Form of Notice of Guaranteed Delivery.


          99.3            --   Second Amended and Restated Credit Agreement
                               dated as of December 9, 1997, among Global
                               Marine Inc., Various Lending Institution and
                               Bankers Trust Company, as Administrative Agent,
                               Societe Generale, Southwest Agency, as
                               Documentation Agent and Skandinaviska Enskilda
                               Banken AB (Publ) and Den Norske Bank ASA, New
                               York Branch, as Co-Agents.

          99.4            --   Credit Agreement dated as of January 29, 1998,
                               among Global Marine Inc., Various Lending
                               Institutions, and Bankers Trust Company, as
                               Administrative Agent, and ABN AMRO Bank, N.V.,
                               Houston Agency, as Syndication Agent, and
                               Societe Generale, Southwest Agency, as
                               Documentation Agent.


------------------------------

          *       Previously filed

ITEM 22.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered
         (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 20 above, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas on February 3, 1998.


                                        GLOBAL MARINE INC.





                                        By:     /s/ C. RUSSELL LUIGS
                                           ---------------------------------
                                                C. Russell Luigs
                                                Chairman of the Board and
                                                Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    Name                                        Title                                Date
                    ----                                        -----                                ----
 /s/ C. RUSSELL LUIGS                         Chairman of the Board and Chief                  February 3, 1998
 ------------------------------------------   Executive Officer (Principal Executive
 C. Russell Luigs                             Officer and Director)




 /s/ GARY L. KOTT                             Senior Vice President and Chief                  February 3, 1998
 ------------------------------------------   Financial Officer
 Gary L. Kott                                 (Principal Financial Officer)




 /s/ THOMAS R. JOHNSON                        Vice President and Corporate Controller          February 3, 1998
 ------------------------------------------   (Principal Accounting Officer)
 Thomas R. Johnson



          *                                   Director
 ------------------------------------------
 Donald B. Brown

          *                                   Director
 ------------------------------------------
 Edward J. Campbell


                *                             Director
 ------------------------------------------
 Thomas W. Cason




                *                             Director
 ------------------------------------------
 John M. Galvin




                *                             Director
 ------------------------------------------
 Jerry C. Martin




                *                             Director
 ------------------------------------------
 Edward R. Muller



                                              Director
 ------------------------------------------
 Paul J. Powers



                                              Director
 ------------------------------------------
 John G. Ryan



                *                             Director
 ------------------------------------------
 Ben G. Streetman

*By: /s/ GARY L. KOTT
     --------------------------------------                                                    February 3, 1998
     Gary L. Kott
     Senior Vice President and Chief
     Financial Officer
       as Attorney-in-Fact

         Exhibit No.                                 Exhibit
         -----------                                 -------
               4.1*           --   Indenture dated  as of September 1, 1997,  between Global  Marine Inc. and
                                   Wilmington Trust Company, as Trustee.

               4.2*           --   Purchase Agreement,  dated as of September 10, 1997, between Global Marine
                                   Inc. and  Salomon Brothers Inc individually  and as  representative of the
                                   Initial Purchasers.

               4.3*           --   Registration  Rights  Agreement dated  September 15, 1997,  between Global
                                   Marine Inc. and Salomon Brothers  Inc, individually and  as representative of the Initial Purchasers.

               4.4            --   Form of 7 1/8% Exchange Note Due 2007.

               4.5*           --   Terms of 7 1/8% Notes Due 2007.

                 5            --   Opinion of Baker & Botts, L.L.P.

                12            --   Computation of ratio of earnings to fixed charges.

                15            --   Awareness Letter of Coopers & Lybrand L.L.P.

              23.1            --   Consent of Coopers & Lybrand L.L.P.

              23.2            --   Consent of  Baker &  Botts, L.L.P.  (contained  in  the opinion  filed  as
                                   Exhibit 5).

                24*           --   Powers of  Attorney

                25*           --   Form  T-1 Statement of Eligibility  of Wilmington Trust Company  to act as
                                   trustee under the Indenture.

              99.1            --   Form of Letter of Transmittal.

              99.2            --   Form of Notice of Guaranteed Delivery.

              99.3            --   Second Amended and Restated Credit Agreement dated as of December 9, 1997, among Global Marine Inc., Various Lending Institution and Bankers Trust
                                   Company, as Administrative Agent, Societe Generale, Southwest Agency, as
                                   Documentation Agent and Skandinaviska Enskilda Banken AB (Publ) and Den
                                   Norske Bank ASA, New York Branch, as Co-Agents.

              99.4            --   Credit Agreement dated as of January 29, 1998, among Global Marine Inc.,
                                   Various Lending Institutions, and Bankers Trust Company, as Administrative
                                   Agent, and ABN AMRO Bank, N.V., Houston Agency, as Syndication Agent, and Societe
                                   Generale, Southwest Agency, as Documentation Agent.



-----------------


*       Previously filed.